Exhibit 99.1

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:

Simulations Plus Investor Relations	Hayden IR
Ms. Renee Bouche	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

April 10, 2017

Simulations Plus Reports Second Quarter FY2017 Financial Results

Record second quarter as revenues grow 10.5%, 6MoFY17 net income up 13.6%

LANCASTER, CA, April 10, 2017 – Simulations Plus, Inc. (Nasdaq: SLP), the premier provider of simulation and modeling software and consulting services for all phases of pharmaceutical discovery and development from the earliest discovery through all phases of clinical trials, today reported financial results for its second quarter of fiscal year 2017, the period ended February 28, 2017 (2QFY17).

2QFY17 highlights compared with 2QFY16:

•	Net revenues increased 10.5%, or $542,000, to a record $5.71 million from $5.16 million
•	Gross profit increased 6.5%, or $252,000, to $4.15 million from $3.90 million
•	SG&A increased 13.1%, or $226,000, to $1.95 million from $1.72 million
•	Income before taxes increased 5.5%, or $93,000, to $1.78 million from $1.69 million
•	Net income increased 4.4% to $1.20 million, or $0.07 per share, compared to $1.15 million, or $0.07 per share in 2QFY16

6MoFY17 highlights compared with 6MoFY16:

•	Net revenues increased 11.2%, or $1.12 million, to a record $11.12 million from $10 million
•	Gross profit increased 7.6%, or $578,000, to $8.23 million from $7.66 million
•	SG&A increased 12.1%, or $412,000, to $3.81 million from $3.4 million
•	R&D expenditures decreased 5.5%, or $75,000, to $1.28 million from $1.36 million in 6MoFY16
o	In 6MoFY17, $584,000 was capitalized and $699,000 was expensed
o	In 6MoFY16, $545,000 was capitalized and $813,000 was expensed
•	Income before taxes increased 10.1%, or $343,000, to $3.75 million from $3.41 million
•	Net income increased 13.6% to $2.56 million, or $0.15 per share, compared to $2.25 million, or $0.13 per share, in 6MoFY16

John Kneisel, chief financial officer of Simulations Plus, said: “We continue our trend of consistent revenue and earnings growth. As of today, cash remains in excess of $8.5 million after our two quarterly dividend distributions totaling over $1.7 million this fiscal year. This quarter, we will make our final payment of $1 million to TSRL as part of the royalty agreement buyout announced in May 2014, which has proven to be a strategically valuable decision for the Company.”

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John DiBella, vice president for marketing and sales of Simulations Plus, said: “The first half of 2017 has seen us realize robust gains across all business categories, with software renewal rates of 96% in terms of fees, 43 software customers added, including new licenses at all major regulatory agencies, and 18% revenue growth in consulting services. With the recent releases of GastroPlus™ 9.5 and ADMET Predictor™ 8.1, coupled with the upcoming new versions of MembranePlus™ and PKPlus™, increased staffing, and the new distribution agreement in South Korea, we are well-positioned to penetrate new markets and close out the second half of the year on a strong note.”

Ted Grasela, president of Simulations Plus, added: “We have been successful in our recruitment efforts and are on-boarding software engineers and scientists to sustain our growth. We have accelerated development of the KIWI modeling and communication platform. Our goal is to drive model-informed drug development and bring new ways of collaboration between multidisciplinary scientists. The addition of scientists will bring in new creativity and extend our range of modeling and simulation services so that we can meet the needs of the changing business models favoring outsourcing in the pharmaceutical industry.”

Walt Woltosz, chairman and chief executive officer of Simulations Plus, concluded: “Once again we have achieved record results for the quarter. Our momentum continues, and with the need for increased productivity and a reduction in the time and cost to bring new drugs to market, we expect the trend for ever-increasing use of modeling and simulation in pharmaceutical research to continue for the foreseeable future.”

Investor Conference Call

The Company will host a conference call on April 10, 2017, at 4:15 p.m. Eastern Time. All interested parties are invited to join the call by registering at: https://attendee.gotowebinar.com/register/4180367779839643905. On registering, you will receive a confirmation e-mail with instructions for joining the call. Please dial in five to ten minutes prior to the scheduled start time. For listen-only mode, you may dial +1 (631) 992-3221, and enter access code 784-451-032.

About Simulations Plus, Inc.

Simulations Plus, Inc. is a premier developer of drug discovery and development software as well as a leading provider of both preclinical and clinical pharmacometric consulting services for regulatory submissions. The company is a global leader focused on improving the ways scientists use knowledge and data to predict the properties and outcomes of pharmaceutical and biotechnology agents. Our software is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies and regulatory agencies worldwide. Our innovations in integrating new and existing science in medicinal chemistry, computational chemistry, pharmaceutical science, biology, and physiology into our software have made us the leading software provider for physiologically based pharmacokinetic modeling and simulation. For more information, visit our website at www.simulations-plus.com.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)	(Audited)
	February 28,	August 31,
ASSETS
	2017	2016
Current assets
Cash and cash equivalents	$7,426,811	$8,030,284
Accounts receivable, net of allowance for doubtful accounts of $0	4,668,219	3,009,517
Revenues in excess of billings	1,223,520	694,131
Prepaid income taxes	374,405	555,486
Prepaid expenses and other current assets	296,394	410,811
Total current assets	13,989,349	12,700,229
Long-term assets
Capitalized computer software development costs, net of accumulated amortization of $9,187,363 and $8,613,487	4,023,627	4,013,127
Property and equipment, net	280,631	256,381
Intellectual property, net of accumulated amortization of $1,712,500 and $1,408,750	4,362,500	4,666,250
Other intangible assets net of accumulated amortization of $368,750 and $295,000	1,281,250	1,355,000
Goodwill	4,789,248	4,789,248
Other assets	34,082	34,082
Total assets	$28,760,687	$27,814,317

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$221,355	$108,111
Accrued payroll and other expenses	538,575	481,610
Accrued bonuses to officers	30,500	121,000
Other current liabilities	–	8,274
Current portion - Contracts payable	1,000,000	1,000,000
Billings in excess of revenues	155,073	230,100
Deferred revenue	194,938	176,422
Total current liabilities	2,140,441	2,125,517

Long-term liabilities
Deferred income taxes	2,755,636	2,956,206
Total liabilities	$4,896,077	$5,081,723

Commitments and contingencies

Shareholders' equity
Preferred stock, $0.001 par value 10,000,000 shares authorized no shares issued and outstanding	$–	$–
Common stock, $0.001 par value 50,000,000 shares authorized 17,230,478 and 17,225,478 shares issued and outstanding	7,241	7,227
Additional paid-in capital	11,673,696	11,376,007
Retained earnings	12,183,673	11,349,360
Total shareholders' equity	$23,864,610	$22,732,594
	$–	–
Total liabilities and shareholders' equity	$28,760,687	$27,814,317

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SIMULATIONS PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended February 28, 2017 and February 29, 2016

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	2017	2016	2017	2016

Net Revenues	$5,705,590	$5,163,726	$11,123,525	$10,002,346
Cost of revenues	1,553,952	1,263,741	2,889,935	2,347,088
Gross margin	4,151,638	3,899,985	8,233,590	7,655,258
Operating expenses
Selling, general, and administrative	1,948,136	1,722,844	3,811,692	3,399,278
Research and development	408,536	461,389	698,836	812,696
Total operating expenses	2,356,672	2,184,233	4,510,528	4,211,974

Income from operations	1,794,966	1,715,752	3,723,062	3,443,284

Other income (expense)
Interest income	4,429	4,486	8,886	8,953
Gain(loss) on currency exchange	(14,441)	(28,330)	20,486	(43,224)
Total other income (expense)	(10,012)	(23,844)	29,372	(34,271)

Income before provision for income taxes	1,784,954	1,691,908	3,752,434	3,409,013
Provision for income taxes	(589,194)	(546,559)	(1,195,109)	(1,157,191)
Net Income	$1,195,760	$1,145,349	$2,557,325	$2,251,822

Earnings per share
Basic	$0.07	$0.07	$0.15	$0.13
Diluted	$0.07	$0.07	$0.15	$0.13

Weighted-average common shares outstanding
Basic	17,233,017	17,005,649	17,229,586	16,985,869
Diluted	17,438,508	17,268,144	17,421,457	17,230,099

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